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                                                                    EX 99.9(A)8
                         IMMEDIATE ATTENTION REQUIRED

                                                                August 31, 1999

TO: PARTICIPANTS IN THE FIRST COMMONWEALTH FINANCIAL CORPORATION 401(k) RETIREMENT SAVINGS AND INVESTMENT PLAN (the "401(k) Plan")

FROM: FIRST COMMONWEALTH TRUST COMPANY, TRUSTEE

RE:   DIRECTION CONCERNING TENDER OF SHARES CREDITED TO YOUR 401(k) PLAN
      ACCOUNT

Dear 401(k) Plan Participant:

Enclosed are materials that require your attention. First Commonwealth Financial Corporation has announced an offer to purchase shares of its Common Stock, par value $1.00 per share, at prices of not less than $23.00 nor in excess of $26.00 per Share specified by the tendering Shareholder.

Included with this letter is a handout that provides answers to common questions that 401(k) Plan participants may have concerning the Tender Offer.

If you do not want to tender shares, you do not need to complete or return this form.

If you should have any questions concerning this matter, please call the Information Agent or the Trustee at:

                             Keefe, Bruyette & Woods, Inc.
                             211 Bradenton Avenue
                             Dublin, OH 43017-3541
                             Toll Free: (877) 298-6520

                             First Commonwealth Trust Company
                             614 Philadelphia Street
                             Indiana, PA 15701
                             (800) 459-3282

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                    FIRST COMMONWEALTH FINANCIAL CORPORATION
                  401(k) RETIREMENT SAVINGS & INVESTMENT PLAN

                                 DIRECTION FORM

               BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY
                       THE ACCOMPANYING OFFER TO PURCHASE
                     AND THE RELATED LETTER OF TRANSMITTAL
                        AND ALL OTHER ENCLOSED MATERIALS

       I hereby direct First Commonwealth Trust Company, as Trustee of the First Commonwealth Financial Corporation 401(k) Retirement Savings & Investment Plan (the "401(k) Plan"), to tender to First Commonwealth Financial Corporation (the "Company"), in accordance with the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, dated August 31, 1999, a copy of which I have received and read, the indicated number of shares of the Company's Common Stock, par value $1.00 per share (the "Shares" or the "Common Stock"), credited to my 401(k) Plan account, or to hold such Shares for my account, in either case as provided below. (CHECK ONLY ONE
BOX):

[_] 1By.checking this one box INSTEAD OF ONE OF THE PRICE BOXES BELOW, I direct you to tender all Shares credited to my 401(k) Plan account, and I will accept the Purchase Price resulting from the Dutch auction tender process provided such Purchase Price is not less than the price of the Common Stock prevailing on the New York Stock Exchange (i.e., the mean between the highest and lowest quoted selling prices of the Shares) on the expiration date of the tender offer. This action could result in receiving a price per Share as low as $23.00 or as high as $26.00.

                                       OR

[_] 2Please.TENDER Shares credited to my 401(k) Plan account as indicated below for each of the prices provided. If any price set forth below is less than the prevailing price on the New York Stock Exchange (as described in 1 above), the number of Shares indicated will not be tendered. (The total of the Shares may NOT exceed the number of Shares credited to your account). A blank space before a given price will be taken to mean that no Shares are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX NUMBER 2.

    ----------------------------------------------------------------

                                                PRICE
    ----------------------------------------------------------------
     Number of Shares to be Tendered   [_]   $23.00
     (The total of all                 [_]   $23.50
     Shares must be less than or       [_]   $24.00
     equal to the number of Shares     [_]   $24.50
     credited to your account)         [_]   $25.00
                                       [_]   $25.50
                                       [_]   $26.00
                                       ___   Total shares tendered
    ----------------------------------------------------------------

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                                  INSTRUCTIONS

       Carefully complete Page 2 of this Direction Form if you wish to tender Shares. Then insert today's date and sign and print your name in the spaces provided immediately below. Enclose the Direction Form in the included postage prepaid envelope and mail it promptly. YOUR DIRECTION FORM MUST BE RECEIVED BY FIRST COMMONWEALTH TRUST COMPANY NOT LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 29, 1999, UNLESS EXTENDED.

       Direction Forms that are not fully and properly completed, dated, and signed, or that are received after the deadline, will be ignored, and the Shares allocated to your account will not be tendered unless otherwise required by law. Note that the Trustee must also ignore any direction that it determines cannot be implemented without violation of the law.

   Date:            , 1999 _____________________________________________________
                    Your Signature (Please sign your name as it appears below)
                                _______________________________________________
                                (Please print your name)

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                    FIRST COMMONWEALTH FINANCIAL CORPORATION
            401(k) RETIREMENT SAVINGS & INVESTMENT PLAN (the "Plan")

1. What happens to my account in the Plan if I do not tender my shares?

  If you do not want to tender your shares, you do not need to return this form.

  If your shares are not tendered, they will remain in your Plan account. Each quarter you will continue to receive a benefit statement that will give you information on how many shares have been credited to your account and the value of your account.

2. What happens to my account if I do tender my shares?

  If you elect to tender your shares, First Commonwealth Trust Company (the "Trustee") will deposit all of the cash you receive from the tender offer into your Plan account. That amount will initially be invested according to your current investment elections for new contributions at the time of the tender under the Plan. The cash will remain in those investments until you decide to change the investment of your account as of the next change date.

3. Will there be a tax consequence to me if I tender my shares?

  YOU SHOULD BE AWARE THAT IF YOU DECIDE TO TENDER SHARES HELD IN YOUR PLAN ACCOUNT, YOU MAY SUFFER ADVERSE TAX CONSEQUENCES.

  The tender and sale of the Company's stock and the reinvestment of the tender proceeds in other investments will all occur inside the Plan so that there will be no amount includable in your gross income for federal income tax purposes this year as a result of these transactions. However, your net unrealized appreciation in the shares (i.e., the excess of the value of the shares over the Plan's basis in the shares) will be lost.

  The tax results of this are shown in the following example: Suppose you have one share in your Plan account with a current basis of $20 and the trustee is paid $50 for the share when you tender it. The Trustee will reinvest the proceeds in other investments. Suppose those other investments are cashed out later at a value of $60 and distributed to you (after your separation from service or some other event entitling you to the distribution). You will have to include the $60 cash in your gross income at ordinary income rates for the year you receive it (unless you roll the cash over to an individual retirement account or another tax-favored retirement vehicle). Now, suppose you do not tender the share, it increases in value to $60 before it is distributed to you, it is distributed to you in a lump sum distribution, and you do not roll it over. In that event you will include only $20 in your income at ordinary income rates. The remainder of the value of the share is net unrealized appreciation, not taxable until you dispose of the share.

  You will also have decreased the portion of the value of your account subject to capital gain rates. Suppose, in the same example, you then sell the share for $60. Of the total $60 on which tax must be paid, you would have already paid tax at ordinary income rates on $20 so that you will be entitled to pay tax at capital gain rates on $40.

  Note that if your Plan account is not distributed in a lump sum distribution (i.e., a distribution of the entire account within one taxable year on account of your termination of service, death, disability or attainment of age 59 1/2), this special tax treatment of net unrealized appreciation also will be lost.

4. When can I receive my 401(k) Plan account balance?

  You will not directly receive any portion of the tender proceeds. Any such proceeds will be invested as stated in Question 2 above. Upon your termination of service, retirement, or death, your account balance

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  will be payable to you or your beneficiaries under the terms of the Plan.
  The amount you receive will be based on the value of your account.

  You will not owe any taxes on your Plan account until your account is paid to you. When you receive a payout from the Plan, you also will receive a statement to be used for tax purposes and an explanation of the taxation rules on your payout.

5. What is the value of the shares held in my Plan account?

  Under the Plan, the value of the Company's Common Stock is determined by the Trustee. The stock is traded on the New York Stock Exchange and, absent unusual circumstances, the Trustee will look to the market for this valuation. The stock value can go up or down. Should you tender your shares, the cash proceeds will be invested in your account as stated in Question 2 above.

6. If I have any further questions regarding the Plan, whom should I call?

  You should contact your local human resources representative with any questions regarding the Plan.

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